Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial statements of McGrath RentCorp and Subsidiaries as of June 30, 2010, and for the three and six-month periods ended June 30, 2010 and 2009, as indicated in our report dated August 5, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in Registration Statements on Form S-8 (File No. 333-06112, effective October 16, 1996, File No. 333-74089, effective March 9, 1999, File No. 333-151815 effective June 20, 2008 and File No. 333-161128 effective August 6, 2009).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

San Francisco, California

August 5, 2010